Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

WEST SUBURBAN BANCORP, INC.,

an Illinois corporation

WSBI ACQUISITION CORPORATION,

an Illinois corporation

AND

G.R. BANCORP, LTD.,

an Illinois corporation

January 8, 2008

i

EXHIBIT INDEX

A	Form of Bank Merger Agreement
B	Form of Voting Agreement
C	Form of Legal Opinion of Counsel to Parent
D	Form of Legal Opinion of Counsel to GRB
E	Form of Exchange Agent Agreement
F	Form of Employment Agreements

SCHEDULE INDEX

2.8	Resignations
4.1	GRB Organization
4.2	GRB Subsidiary Organization
4.4	No Conflict
4.5	GRB Capitalization
4.7	Financial Statements and Reports
4.9	Title to Properties
4.11	Loans; Allowance for Loan and Lease Losses
4.12	Undisclosed Liabilities; Adverse Changes
4.14	Compliance with ERISA
4.15	Compliance with Legal Requirements
4.16	Legal Proceedings; Orders
4.17	Absence of Certain Changes and Events
4.18	Properties, Contracts and Employee Benefit Plans
4.19	No Defaults
4.20	Insurance
4.21	Compliance with Environmental Laws
4.26	Insider Interests
4.29	Code Sections 280G, 409A and 4999
4.30	Investments
4.33	GRB Transaction Expenses
6.2(d)	Permitted Loans
6.10	Voting Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of January 8, 2008 (the “Agreement Date”), among WEST SUBURBAN BANCORP, INC., an Illinois corporation (“Parent”), WSBI ACQUISITION CORPORATION, an Illinois corporation and a wholly owned subsidiary of Parent (“MergerSub”), and G.R. BANCORP, LTD., an Illinois corporation (“GRB”).

R E C I T A L S:

A.            Parent and GRB are each registered bank holding companies under the Bank Holding Company Act of 1956, as amended.

B.            GRB owns 18,747 shares (or 83.32%) of the 22,500 issued and outstanding shares of the outstanding capital stock of The First National Bank of Grand Ridge, a national bank located in Grand Ridge, Illinois (“GR Bank”).

C.            The parties to this Agreement desire to effect a reorganization pursuant to which Parent will become the owner, directly or indirectly, of 100% of the outstanding capital stock of GRB and GR Bank.  The reorganization will be structured as merger (the “Merger”) of MergerSub with and into GRB, with GRB being the surviving entity as a wholly owned subsidiary of Parent (the “Surviving Entity”).  Substantially simultaneous with the Merger, Parent will acquire 100% indirect ownership of GR Bank through the merger (the “Bank Merger”) of a nationally chartered interim bank that is wholly owned by the Parent with and into GR Bank pursuant to a merger agreement in the form attached hereto as Exhibit A the “Bank Merger Agreement”).

D.            Pursuant to the terms of this Agreement, each outstanding share of the common stock of GRB, no par value per share (“GRB Common Stock”), shall be converted at the effective time of the Merger into the right to receive cash in the amount set forth in this Agreement, and pursuant to the terms of the Bank Merger Agreement, each outstanding share of the common stock of GR Bank, $20 par value per share (“GR Bank Common Stock”), shall be converted at the effective time of the Bank Merger into the right to receive cash in the amount set forth in the Bank Merger Agreement.

F.             The Boards of Directors of Parent, MergerSub and GRB each deem it advisable that GRB and GR Bank be acquired by Parent in accordance with the terms and subject to the conditions set forth in this Agreement.  In addition, certain shareholders of GRB and each of the directors of GRB have executed and delivered concurrently with the execution and delivery of this Agreement, the Voting Agreement (in the form attached as Exhibit B pursuant to which, subject to the terms and conditions of the Voting Agreement, such persons in their capacity as shareholders of GRB, have agreed to vote to approve and adopt this Agreement and the Contemplated Transactions (as defined below).

A G R E E M E N T:

In consideration of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)           “Acquisition Transaction” has the meaning given to such term in Section 6.9.

(b)           “ADA” has the meaning given to such term in Section 4.31.

(c)           “ADAAG” has the meaning given to such term in Section 4.31.

(d)           “Adjusted Shareholders’ Equity” means the consolidated tangible shareholders’ equity of GRB, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of GRB for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all costs, expenses and liabilities paid or incurred or projected to be paid or incurred by GRB or any GRB Subsidiary relating to, in connection with, or arising as a result of, this Agreement or the Contemplated Transactions, including the GRB Transaction Expenses and any Remediation Cost (as defined in Section 6.7), and including all fees and expenses incurred in connection with obtaining shareholder approval and any attorneys, accountants, brokers, finders or investment bankers and any amounts paid or payable to any director, officer or employee of GRB or any GRB Subsidiary under any Contract or benefit plan as a result of the Contemplated Transactions, but adjusted to exclude:

(i)            any realized gains or losses resulting from sales of investment securities effected between September 30, 2007, and the Closing Date;

(ii)           any realized gains on any sales of assets other than sales in the Ordinary Course of Business;

(iii)          any adjustments made in accordance with Statement of Financial Accounting Standard No. 115;

(iv)          any expenses incurred or accounting or other adjustments made pursuant to Section 6.16; and

(v)           any GRB Transaction Expenses incurred solely as a result of the Bank Merger.

GRB’s Adjusted Shareholders’ Equity shall be calculated by GRB’s independent auditors, in consultation with Parent’s independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available.  For purposes of this calculation, GRB shall assume a tax rate of 39.75%.  Such calculation shall be subject to verification and approval prior to the Closing by Parent’s independent auditors, which approval shall not be unreasonably withheld.

(e)           “Affiliate” means with respect to:

(i)            a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)           a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(f)            “Agreement” has the meaning given to such term in the preamble.

(g)           “Agreement Date” has the meaning given to such term in the preamble.

(h)           “Bank Merger” has the meaning given to such term in the Recitals.

(i)            “Bank Merger Agreement” has the meaning given to such term in the Recitals.

(j)            “Bank Proxy Statement” means the proxy statement to be used by GR Bank in connection with the solicitation by its board of directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on the Bank Merger Agreement and the Bank Merger, pursuant to Section 6.11.

(k)           “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

(l)            “Borrowing Affiliate” has the meaning given to such term in Section 6.2.

(m)          “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement:  (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

(n)           “Business Day” means any day other than a Saturday, Sunday or any other day that GR Bank is authorized or required to be closed.

(o)           “Call Reports” means the quarterly reports of income and condition filed by GR Bank with Regulatory Authorities.

(p)           “Closing” has the meaning given to such term in Section 2.2.

(q)           “Closing Date” has the meaning given to such term in Section 2.2.

(r)            “Confidentiality Agreement” has the meaning given to such term in Section 6.1.

(s)           “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Bank Merger; (iii) the performance by Parent, MergerSub and GRB of their respective covenants and obligations under this Agreement; (iv) Parent’s acquisition of control of GRB and GR Bank; and (v) Parent’s payment of cash in exchange for shares of GRB Common Stock.

(t)            “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(u)           “CRA” means the Community Reinvestment Act, as amended.

(v)           “Determination Date” means the close of business on the last Business Day preceding the Closing Date.

(w)          “DFPR” means the Illinois Department of Financial and Professional Regulation.

(x)            “Dissenting Shares” has the meaning given to such term in Section 3.4.

(y)           “Effective Time” has the meaning given to such term in Section 2.2.

(z)            “Employment Agreements” has the meaning given to such term in Section 6.3.

(aa)         “Environmental Laws” has the meaning given to such term in Section 4.21.

(bb)         “Environmental Report” has the meaning given to such term in Section 6.7.

(cc)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(dd)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ee)         “Exchange Agent” has the meaning given to such term in Section 3.2.

(ff)           “Exchange Fund” has the meaning given to such term in Section 3.2.

(gg)         “Expenses” has the meaning given to such term in Section 11.3.

(hh)         “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(ii)           “FDIA” has the meaning given to such term in Section 4.4.

(jj)           “FDIC” means the Federal Deposit Insurance Corporation.

(kk)         “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(ll)           “GAAP” means generally accepted accounting principles in the United States consistently applied.

(mm)       “GRB” has the meaning given to such term in the preamble.

(nn)         “GRB Breach Termination” has the meaning given to such term in Section 11.4.

(oo)         “GRB Common Stock” has the meaning given to such term in the Recitals.

(pp)         “GRB Employee Benefit Plans” has the meaning given to such term in Section 4.18.

(qq)         “GRB Financial Statements” has the meaning given to such term in Section 4.7.

(rr)           “GRB Loans” has the meaning given to such term in Section 4.11.

(ss)         “GRB Proxy Statement” means the proxy statement to be used by GRB in connection with the solicitation by its board of directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.11.

(tt)           “GRB Real Estate” has the meaning given to such term in Section 6.5.

(uu)         “GRB Schedules” has the meaning given to such term in Section 1.2.

(vv)         “GRB Shareholder” means a holder of record of GRB Common Stock.

(ww)       “GRB Subsidiary” means any Subsidiary of GRB.

(xx)          “GRB Termination” has the meaning given to such term in Section 11.4.

(yy)         “GRB Transaction Expenses” means:  (i) all transaction costs of GRB and GR Bank necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by GRB in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the GRB Proxy Statement and the Bank Proxy Statement to GRB Shareholders and Bank Shareholders, respectively, and obtaining the approval of GRB Shareholders and Bank Shareholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of GRB or any GRB Subsidiary under any Contract or plan as a result of the Contemplated Transactions; (v) all costs of settlement of any litigation disclosed on Schedule 4.16; and (vi) all other non-payroll related costs and expenses in each case incurred or to be incurred by GRB through the Effective Time in connection with this Agreement and the Contemplated Transactions.  For the avoidance of doubt, the merger consideration to be paid to the Shareholders of GRB and GR Bank in connection with the Merger or the Bank Merger shall not be considered a GRB Transaction Expense.

(zz)          “GR Bank” has the meaning given to such term in the Recitals.

(aaa)       “GR Bank Common Stock” has the meaning given to such term in the Recitals.

(bbb)      “GR Bank Employees” has the meaning given to such term in Section 7.5.

(ccc)       “GR Bank Shareholders” means a holder of record of GR Bank Common Stock.

(ddd)      “IBCA” means the Illinois Business Corporation Act of 1983, as amended.

(eee)       “Intellectual Property” means all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by the GRB or any GRB Subsidiary or licensed from a third party (excluding computer software programs, source codes and related materials).

(fff)         “Investment Securities” has the meaning given to such term in Section 4.30(a).

(ggg)      “Knowledge” with respect to:

(i)            an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if:  (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii)           a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter; provided, however that “Knowledge,” with respect to GRB shall also include “Knowledge” of any individual who is serving, or who has served in the past twelve (12) months as a director or officer of GR Bank.

(hhh)      “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(iii)          “Material Adverse Effect” with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):  (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally.

(jjj)          “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(kkk)       “Merger” has the meaning given to such term in the Recitals.

(lll)          “Merger Consideration” means the right to receive an amount in cash per share of GRB Common Stock equal to the quotient of (i) the Merger Consideration-Gross divided by (ii) the total number of shares of GRB Common Stock outstanding at the Effective Time.

(mmm)    “Merger Consideration-Gross” means an amount equal to 83.32% of $6,836,000.

(nnn)      “Minimum Shareholders’ Equity” has the meaning given to such term in Section 9.13.

(ooo)      “NBA” means the National Bank Act, as amended.

(ppp)      “OCC” means the Office of the Comptroller of the Currency.

(qqq)      “Old Certificates” means certificates formerly representing shares of GRB Common Stock.

(rrr)         “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(sss)       “Ordinary Course of Business” means any action taken by a Person only if such action:

(i)            is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)           is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)          is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(ttt)         “Parent” has the meaning given to such term in the preamble.

(uuu)      “Parent Benefit Plans” has the meaning given to such term in Section 7.5.

(vvv)      “Parent Schedules” has the meaning given to such term in Section 1.2.

(www)    “Permitted Exceptions” has the meaning given to such term in Section 4.9.

(xxx)        “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(yyy)      “Phase 1 Report” has the meaning given to such term in Section 6.7.

(zzz)        “Phase 2 Report” has the meaning given to such term in Section 6.7.

(aaaa)     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(bbbb)    “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing, regulatory or other power or authority over GRB, Parent or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the OCC, the DFPR and the FDIC.

(cccc)     “Remediation Cost” has the meaning given to such term in Section 6.7.

(dddd)    “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(eeee)     “Repurchase Shares” has the meaning given to such term in Section 4.5.

(ffff)        “Schedules” has the meaning given to such term in Section 1.2.

(gggg)    “SEC” means the Securities and Exchange Commission.

(hhhh)    “Significant Subsidiary” has the meaning given to such term in Section 6.9.

(iiii)         “Subsequent GRB Financial Statements” has the meaning given to such term in Section 6.4.

(jjjj)         “Subsidiary” means with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

(kkkk)     “Surviving Entity” has the meaning given to such term in the Recitals.

(llll)         “Tax” means any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock franchise, withholding, social security, unemployment, disability, transfer, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(mmmm) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(nnnn)    “Termination Date” has the meaning given to such term in Section 11.1.

(oooo)    “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(pppp)    “Transmittal Letter” has the meaning given to such term in Section 3.2.

Section 1.2            Principles of Construction.

(a)           In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:

(i)            actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion;

(ii)           references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(iii)          in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(iv)          references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(v)           indications of time of day mean Grand Ridge, Illinois time;

(vi)          “including” means “including, but not limited to”;

(vii)         all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;

(viii)        all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require;

(ix)           the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and

(x)            any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)           The schedules of each of GRB and Parent referred to in this Agreement (the “GRB Schedules” and the “Parent Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of GRB and Parent to the other before the date of this Agreement.  Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, but only to the extent that it should have been disclosed on such other Schedule, and only to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)           With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2
THE MERGER

Section 2.1            The Merger.  Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA, at the Effective Time, MergerSub shall be merged with and into GRB pursuant to the provisions of, and with the effects provided in, the IBCA, and the separate corporate existence of MergerSub shall cease and GRB will be the Surviving Entity.  As a result of the Merger, each share of GRB Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, will be converted into the right to receive the Merger Consideration as provided in Article 3.

Section 2.2            Effective Time; Closing.

(a)           Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Parent and GRB, or if they fail to agree, at the offices of Barack Ferrazzano

Kirschbaum & Nagelberg LLP, located at 200 W. Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the end of the calendar month in which all of the following conditions are satisfied:  (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in Articles 9 and 10; whichever is later, or at such other time as GRB and Parent may agree in writing (the “Closing Date”).  Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)           The Merger shall be effective upon the filing of the articles of merger with the Secretary of State of the State of Illinois (the “Effective Time”).

Section 2.3            Effects of Merger.  At the Effective Time, the effect of the Merger shall be as provided in the IBCA, this Agreement and the Articles of Merger.  Without limiting the generality of the foregoing, at the Effective Time, the Surviving Entity shall be deemed to be the same business and corporate entity as each of GRB and MergerSub with all the property, rights, powers, duties and obligations of GRB and MergerSub.  The Surviving Entity shall be liable for all liabilities of GRB and MergerSub and all the rights, franchises and interests of GRB and MergerSub, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be deemed to be transferred to and vested in the Surviving Entity without any deed or other transfer.  The Surviving Entity without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, conservator, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises or interests were held or enjoyed by GRB and Parent, respectively.  Any reference to GRB and MergerSub in any writing, whether executed or taking effect before or after the Merger shall be deemed a reference to the Surviving Entity if not inconsistent with the other provisions of such writing.

Section 2.4            Articles of Incorporation.  At the Effective Time, and until the same shall be properly changed, the articles of incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.5            Bylaws.  From and after the Effective Time, and until thereafter amended as provided by law, the bylaws of the Surviving Entity shall be the same as the bylaws of MergerSub.

Section 2.6            Directors and Officers.  The directors of the Surviving Entity, upon the Merger becoming effective, shall consist of all of the persons who are directors of MergerSub immediately before the Effective Time.  The officers of the Surviving Entity, upon the Merger becoming effective, shall consist of all of the persons who are officers of MergerSub immediately before the Effective Time.

Section 2.7            Parent’s Deliveries at Closing.  At the Closing, Parent shall deliver or cause to be delivered the following items to GRB:

(a)           a good standing certificate for each of Parent and MergerSub issued by the Secretary of State of the State of Illinois and dated not more than fifteen (15) Business Days prior to the Closing Date;

(b)           a copy of the articles of incorporation of each of Parent and MergerSub certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c)           a certificate of the Secretary of each of Parent and MergerSub dated the Closing

Date certifying a copy of the bylaws of Parent or MergerSub, as applicable and stating that there have been no further amendments to the articles of incorporation of Parent or MergerSub, as applicable delivered pursuant to the immediately preceding clause (b);

(d)           copies of resolutions of the board of directors of each of Parent and MergerSub approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary of Parent;

(e)           a certificate executed by the President, and by the Secretary or any Assistant Secretary of Parent, dated the Closing Date, stating that:  (i) all of the representations and warranties of Parent set forth in this Agreement, as the same may have been updated pursuant to Section 7.1, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Parent has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Parent shall have performed and complied in all respects with such covenants and obligations;

(f)            a legal opinion of Parent’s counsel dated the Closing Date in the form attached as Exhibit C and

(g)           such other documents as GRB may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to GRB and its counsel.

Section 2.8            GRB’s Deliveries at Closing.  At the Closing, GRB shall deliver or cause to be delivered the following items to Parent:

(a)           a good standing certificate for GRB issued by the Secretary of State of the State of Illinois and dated not more than fifteen (15) Business Days prior to the Closing Date;

(b)           a copy of the articles of incorporation of GRB certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c)           a certificate of the Secretary of GRB dated the Closing Date certifying a copy of the bylaws of GRB and stating that there have been no further amendments to the articles of incorporation of Parent delivered pursuant to the immediately preceding clause (b);

(d)           a good standing certificate for GR Bank issued by the OCC dated not more than fifteen (15) Business Days prior to the Closing Date;

(e)           a copy of the charter of GR Bank certified by the OCC not more than fifteen (15) Business Days prior to the Closing Date;

(f)            a certificate of the Cashier of GR Bank dated the Closing Date certifying a copy of the bylaws of GR Bank and stating that there have been no further amendments to the charter of GR Bank delivered pursuant to the immediately preceding clause (e);

(g)           copies of resolutions of the board of directors and GRB Shareholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of GRB;

(h)           copies of resolutions of the board of directors and Bank Shareholders authorizing and approving the Bank Merger Agreement and the consummation of the Bank Merger certified as of the Closing Date by the Cashier of GR Bank;

(i)            a certificate executed by the President and Chief Executive Officer, and by the Secretary or any Assistant Secretary of GRB, dated the Closing Date, stating that:  (i) all of the representations and warranties of GRB set forth in this Agreement, as the same may have been updated pursuant to Section 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) GRB has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, GRB shall have performed and complied in all respects with such covenants and obligations; and

(j)            a list of all GRB Shareholders as of the Determination Date, certified by the Secretary or any Assistant Secretary of GRB;

(k)           owner’s title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Parent in accordance with the title commitments delivered by GRB to Parent in accordance with Section 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of GRB or GR Bank;

(l)            a legal opinion of GRB’s counsel dated the Closing Date in the form attached as Exhibit D

(m)          a certificate of each of GRB’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by GRB prior to and including the Effective Time have been paid in full;

(n)           a resignation from each of the directors and executive officers of GRB and of GR Bank, all as the same may be identified in writing by Parent and except as set forth on Schedule 2.8, from such individual’s position as a director and/or an officer of GRB and/or GR Bank, as the case may be; and

(o)           such other documents as Parent may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Parent and its counsel.

Section 2.9            Bank Merger.  The parties understand that, as a condition and subject to the consummation of the Merger, the Parent desires to effect the Bank Merger immediately following the Effective Time in accordance with the Bank Merger Agreement.  Parent and GRB agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, as a condition to, subject to and immediately following the consummation of the Merger.  Notwithstanding anything contained herein to the contrary, the Bank Merger will be effective no earlier than the Effective Time.  The resulting bank shall be GR Bank, and the resulting bank shall operate under the name determined by Parent.  In furtherance of such agreement, GRB agrees:

(a)           to cause the board of directors of GR Bank to approve the Bank Merger and to submit the same to the GR Bank Shareholders for approval;

(b)           to vote the shares of stock of GR Bank owned by it in favor of the Bank Merger; and

(c)           to take, or cause to be taken, all steps necessary to consummate the Bank Merger immediately after the Effective Time as Parent shall determine in its sole discretion.

Section 2.10         Alternative Structure.  Notwithstanding anything contained herein to the contrary, upon receipt of GRB’s prior written consent (which consent shall not be unreasonably withheld), Parent may specify, for any reasonable business, tax or regulatory purpose, that, before the special meeting of shareholders of GRB held pursuant to Section 6.11, Parent and GRB shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of GRB, and/or GR Bank with any Affiliate of Parent, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days.

Section 2.11         Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Parent nor GRB by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3
CONVERSION OF SECURITIES IN THE MERGER

Section 3.1            Manner of Merger.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)           each share of GRB Common Stock (other than shares held by GRB or any GRB Subsidiary (except for shares held by any of them in a fiduciary capacity) and Dissenting Shares) shall be converted into the right to receive the Merger Consideration and each certificate representing issued and outstanding GRB Common Stock shall, after the Effective Time, represent only the right to receive the Merger Consideration;

(b)           each share of GRB Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefore; and

(c)           each share of common stock of the MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of validly issued, fully paid and nonassessable common stock of the Surviving Entity.

Section 3.2            Exchange Procedures

(a)           As soon as is reasonably practicable, but in no event later than five (5) Business Days after the Closing Date, Parent or Parent’s designee, in its capacity as exchange agent for the parties to this Agreement (the “Exchange Agent”), shall mail to each holder of record of GRB Common Stock instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration (the “Transmittal Letter”).  Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed and duly executed Transmittal

Letter, and upon acceptance thereof by the Exchange Agent, the holder of such Old Certificates shall be entitled to receive in exchange therefor a check representing the amount of the cash that such holder is entitled to receive pursuant to this Article.

(b)           Parent shall deposit with the Exchange Agent, for the benefit of holders of Old Certificates, cash or immediately available funds in amounts sufficient to pay the Merger Consideration to GRB Shareholders as required by this Agreement (the “Exchange Fund”).  The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of GRB Common Stock pursuant to the terms of an Exchange Agent Agreement in the form of Exhibit E.  After the Closing Date, Parent shall make additional deposits to the Exchange Fund, and the Exchange Agent may return funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Old Certificates for the Merger Consideration in accordance with this Article.  All fees, costs and expenses of the Exchange Agent shall be borne solely by Parent.

(c)           Neither the Exchange Agent nor any party hereto shall be liable to any former holder of GRB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           Any portion of the Merger Consideration that remains unclaimed by the shareholders of GRB on the six (6) month anniversary of the Effective Time shall be paid to Parent to be held for the benefit of holders of unsurrendered Old Certificates.  Any shareholders of GRB who have not theretofore complied with this Article shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon.

(e)           If a check representing any part of the Merger Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Parent any transfer or other taxes required by reason of the issuance of a check representing cash in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Parent that such tax has been paid or is not payable.

(f)            The Exchange Agent or Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Old Certificates an amount of Taxes that is attributable to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax law, including without limitation, all sales, use, transfer, income and other applicable Taxes.  To the extent that amounts are so withheld by the Exchange Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Old Certificates in respect of which such deduction and withholding was made.

Section 3.3            Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of GRB Common Stock shall cease to be, and shall have no rights as, shareholders of GRB or the Surviving Entity, other than to receive the Merger Consideration.  After the Effective Time, there shall be no transfers on the stock transfer books of GRB or the Surviving Corporation of shares of GRB Common Stock.

Section 3.4            Dissenting Shares.  Any GRB Shareholder who perfects such GRB Shareholder’s dissenters’ rights in accordance with and as contemplated by Section 5/11.65 and Section 5/11.70 of the IBCA shall be entitled to receive from the Surviving Entity the value of such shares in cash as determined pursuant to such provisions of law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the IBCA and surrendered to the Surviving Entity the certificate or certificates representing the shares for which payment is being made.  If after the Effective Time a dissenting shareholder of GRB fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Entity shall issue and deliver the consideration to which such holder of shares of GRB Common Stock is entitled under this Section 3.4 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of GRB Common Stock held by such holder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GRB

GRB hereby represents and warrants to Parent and MergerSub that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1            GRB Organization.  GRB: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Copies of the articles of incorporation and bylaws of GRB and all amendments thereto are set forth on Schedule 4.1 and are complete and correct.

Section 4.2            GRB Subsidiary Organization.  GR Bank is the only GRB Subsidiary.  GR Bank is a nationally chartered, commercial bank duly organized, validly existing and in good standing under the laws of the United States.  GR Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Copies of the charter and bylaws (or similar organizational documents) of GR Bank and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

Section 4.3            Authorization; Enforceability.

(a)           GRB has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by GRB, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of GRB enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)           Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the charter, articles or certificate of incorporation or bylaws or similar organizational documents of GRB or any GRB Subsidiary:  (i) prohibits or restricts GRB’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Parent to any material impediment or condition in connection with the exercise of any of its rights or realization of any benefits to it of the Contemplated Transactions under this Agreement.  The board of directors of GRB has unanimously approved the execution of, and performance by GRB of its obligations under, this Agreement.

Section 4.4            No Conflict.  Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles or certificate of incorporation or charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or other governing body or shareholders of GRB or any GRB Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which GRB or any GRB Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the Federal Deposit Insurance Act, as amended (the “FDIA”), the NBA or the IBCA; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which GRB or any GRB Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by GRB or any GRB Subsidiary.  Except for the approvals referred to in Section 8.1 and the requisite approval of its shareholders, neither GRB nor any GRB Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5            GRB Capitalization.

(a)           The authorized capital stock of GRB currently consists exclusively of 100,000 shares of GRB Common Stock, of which, as of the Agreement Date, 15,996 shares are duly issued, fully paid and non-assessable, 150 of which are subject to repurchase rights of GRB at an aggregate price of $3.00 (the “Repurchase Shares”), and no shares are held by GRB as treasury shares.  GRB acknowledges that the Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section with respect to the number of outstanding shares of GRB Common Stock and the absence of any options or other rights to purchase additional shares of GRB Common Stock, and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on GRB for purposes of this Agreement.

(b)           None of the shares of GRB Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement.  Since December 31, 2006, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of GRB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by GRB or any GRB Subsidiary and no dividends or other distributions payable in any equity securities of GRB or any GRB Subsidiary have been declared, set aside, made or paid to the GRB Shareholders.  To the Knowledge of GRB, none of the shares of authorized capital stock of GRB are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement.  There are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating GRB or any GRB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of GRB or any GRB Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, GRB is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of GRB.  Neither GRB nor any GRB Subsidiary owns or has any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth in Schedule 4.5.

Section 4.6            GRB Subsidiary Capitalization.  The authorized capital stock of GR Bank consists, and immediately prior to the Effective Time will consist, exclusively of 22,500 shares of GR Bank Common Stock, all of which are, and immediately prior to the Effective Time will be, duly issued, fully paid and non-assessable. GRB is, and will be immediately prior to the Effective Time, the record and beneficial owner of 18,747 shares of GR Bank Common Stock, free and clear of any lien or encumbrance whatsoever.  There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any GRB Subsidiary, except for such rights held exclusively by GRB.  There are no outstanding securities of any GRB Subsidiary that are convertible into or exchangeable for any shares of such GRB Subsidiary’s capital stock, except for such rights held exclusively by GRB, and no GRB Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such GRB Subsidiary.

Section 4.7            Financial Statements and Reports.  True, correct and complete copies of the following financial statements are included in Schedule 4.7:

(a)           unaudited Balance Sheets for each of GRB and GR Bank as of December 31, 2004, 2005 and 2006, and the related unaudited Statements of Operations, Statements of Cash Flows and Statements of Changes in Shareholders’ Equity for each of GRB and GR Bank for the years ended December 31, 2004, 2005 and 2006;

(b)           unaudited Balance Sheet for each of GRB and GR Bank as of September 30, 2007, and the related unaudited Statement of Operations and Statement of Cash Flows for each of GRB and GR Bank; and

(c)           Call Reports for GR Bank as of the close of business on December 31, 2004, 2005 and 2006, and for the nine months ended September 30, 2007.

The financial statements described in clauses (a), (b) and (c) have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the financial condition, results of operations and cash flows at the dates and for the periods presented.  The financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the “GRB Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of GRB and GR Bank as at the respective dates of, and for the periods referred to in, the GRB Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited GRB Financial Statements.  The GRB Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the GRB Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective GRB Financial Statements.  GRB has no indebtedeness for borrowed money.

Section 4.8            Books and Records.  The books of account, minute books, stock record books and other records of GRB and each GRB Subsidiary are complete and correct in all material respects and have been maintained in accordance with GRB’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements.  The minute books of GRB and each GRB Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors.  At the Closing, all of those books and records will be in the possession of GRB and the GRB Subsidiaries.

Section 4.9            Title to Properties.  GRB and each GRB Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent GRB Financial Statement or on Schedule 4.6 or Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the GRB Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”).  Except as set forth on Schedule 4.9, GRB and each GRB Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis, all buildings and structures owned by GRB and each GRB Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10         Condition and Sufficiency of Assets.  The buildings, structures and equipment of GRB and each GRB Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis, the real property, buildings, structures and equipment owned or leased by GRB and each GRB Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances.  The assets and properties, whether real or personal, tangible or intangible, that GRB or any GRB Subsidiary purport to own are sufficient for the continued conduct of the business of GRB and each GRB Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11         Loans; Allowance for Loan and Lease Losses.  Except as set forth in Schedule 4.11, all loans and loan commitments extended by GRB or any GRB Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “GRB Loans”) were made materially in accordance with the lending policies of GRB or such GRB Subsidiary in the Ordinary Course of Business.  The GRB Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to GRB or such GRB Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  All such GRB Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.9) and GRB and each GRB Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such GRB Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.  The allowance for loan and lease losses of GRB and each GRB Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level.  To the Knowledge of GRB:  (i) none of the GRB Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of GRB’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.12         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.12, neither GRB nor any GRB Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the GRB Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Except as set forth on Schedule 4.12, since the date of the latest GRB Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of GRB or any GRB Subsidiary, and, to GRB’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.

Section 4.13         Taxes.  GRB and each GRB Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects.  GRB and each GRB Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by GRB or any GRB Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.  There is no claim or assessment pending or, to the Knowledge of GRB, Threatened against GRB or any GRB Subsidiary for any Taxes owed by any of them.  No audit, examination or investigation related to Taxes paid or payable by GRB or any GRB Subsidiary is presently being conducted or, to the Knowledge of GRB, Threatened by any Regulatory Authority.  GRB has delivered or made available to Parent true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by GRB and each GRB Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of GRB or any GRB Subsidiary for any such time period.

Section 4.14         Compliance with ERISA.  Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all GRB Employee Benefit Plans established or maintained by GRB or any GRB Subsidiary or to which GRB or any GRB Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans.  No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which GRB or any GRB Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing.  Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations of GRB or any GRB Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if GRB or such GRB Subsidiary withdrew from any such plan as of the Closing.  All contributions and premium payments that are due under any such benefit plans have been made.

Section 4.15         Compliance with Legal Requirements.  Each of GRB and each GRB Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Except as set forth on Schedule 4.15, each of GRB and each GRB Subsidiary is, and at all times since January 1, 2002, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by GRB or any GRB Subsidiary of, or a failure on the part of GRB or any GRB Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of GRB or any GRB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.  Except as set forth on Schedule 4.15, neither GRB nor any GRB Subsidiary has received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does GRB have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of GRB or any GRB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.

Section 4.16         Legal Proceedings; Orders.

(a)           Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of GRB, Threatened against, affecting or involving GRB or any GRB Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2002, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on GRB on a consolidated basis, and there is no fact to GRB’s Knowledge that would provide a basis for any other Proceeding or Order.  To the Knowledge of GRB, no officer, director, agent or employee of GRB or any GRB Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of GRB or any GRB Subsidiary as currently conducted.

(b)           Neither GRB nor any GRB Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has GRB or any GRB Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

Section 4.17                            Absence of Certain Changes and Events.  Except as set forth on Schedule 4.17, since December 31, 2006, GRB and each GRB Subsidiary have conducted their respective businesses only in the Ordinary Course of Business.  Without limiting the foregoing, with respect to each, since December 31, 2006, there has not been any:

(a)                                  change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b)                                 amendment to its articles or certificate of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or other governing body or shareholders with respect to the same;

(c)                                  payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing GRB Employee Benefit Plan disclosed in the GRB Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d)                                 adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any GRB Employee Benefit Plan;

(e)                                  damage to or destruction or loss or theft of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $10,000;

(f)                                    entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)                                 except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by GRB or any GRB Subsidiary of more than $10,000 in the aggregate;

(h)                                 GRB Loan or commitment to make any GRB Loan other than in the Ordinary Course of Business;

(i)                                     GRB Loan or commitment to make, renew, extend the term or increase the amount of any GRB Loan to any Person if such GRB Loan or any other GRB Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of GRB or any GRB Subsidiary, or has been classified by GRB or any GRB Subsidiary or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(i) shall prohibit GRB or any GRB Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

(j)                                     incurrence by it of any obligation or liability (fixed or contingent) other than by GR Bank in the Ordinary Course of Business;

(k)                                  sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens:  (i) required to be granted in connection with the acceptance by any GRB Subsidiary of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(l)                                     cancellation or waiver by it of any claims or rights with a value in excess of $10,000;

(m)                               any investment by it of a capital nature exceeding $5,000 or aggregate investments of a capital nature exceeding $10,000;

(n)                                 except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)                                 transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)                                 material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of GRB to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)                                 filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)                                    discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)                                  entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $10,000 in aggregate value, except for sales of GRB “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t)            purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)           hiring of any employee with an annual salary in excess of $25,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated;

(v)           any change in independent auditors, or the historic methods or practices of accounting of GRB or any GRB Subsidiary (other than as required by GAAP or regulatory accounting principles); or

(w)          agreement, whether oral or written, by it to do any of the foregoing.

Section 4.18         Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing GRB Loans made by GRB in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to GRB and each GRB Subsidiary:

(a)                                  all real property owned by GRB and each GRB Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which GRB and each GRB Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of GRB or such GRB Subsidiary;

(b)                                 all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by GRB or any GRB Subsidiary, exclusive of deposit agreements with customers of any GRB Subsidiary entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)                                  each Contract that involves performance of services or delivery of goods or materials by or for the benefit of GRB or any GRB Subsidiary of an amount or value in excess of $10,000 or exceeds one year in term;

(d)                                 each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of GRB or any GRB Subsidiary in excess of $10,000;

(e)                                  each Contract not referred to elsewhere in this Section that:

(i)                                     relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

(ii)                                  materially affects the business or financial condition of GRB or any GRB Subsidiary;

(f)                                    each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

(g)                                 each licensing agreement or other Contract with respect to Intellectual Property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property of GRB or any GRB Subsidiary;

(h)                                 each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)                                     each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by GRB or any GRB Subsidiary with any other Person;

(j)                                     each Contract containing covenants that in any way purport to restrict the business activity of GRB or any GRB Subsidiary or any Affiliate of any of the foregoing, or limit the ability of GRB or any GRB Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k)                                  each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)                                     the name and annual salary of each director, officer or employee of GRB and each GRB Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by GRB, each GRB Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2006, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m)                               each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by GRB or any GRB Subsidiary for the benefit of the officers, directors or employees of GRB or any GRB Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by GRB or any GRB Subsidiary for the benefit of the employees of GRB or any GRB Subsidiary (collectively, the “GRB Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of GRB or any GRB Subsidiary;

(n)                                 the name of each Person who is or would be entitled pursuant to any Contract or GRB Employee Benefit Plan to receive any payment from GRB or any GRB Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)                                 each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by GRB or any GRB Subsidiary to be responsible for consequential damages;

(p)                                 each Contract for capital expenditures in excess of $10,000;

(q)                                 each warranty, guaranty or other similar undertaking with respect to contractual performance extended by GRB or any GRB Subsidiary other than in the Ordinary Course of Business; and

(r)                                    each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

Section 4.19                            No Defaults.  Except as set forth on Schedule 4.19, to the Knowledge of GRB, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  GRB and each GRB Subsidiary is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of each Contract under which either GRB or any GRB Subsidiary has or had any obligation or liability or by which GRB or any GRB Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.  To the Knowledge of GRB, each other Person that has or had any obligation or liability under any such Contract under which GRB or any GRB Subsidiary has or had any rights is, and at all times since January 1, 2002, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on GRB on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give GRB, any GRB Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract.  Except in the Ordinary Course of Business with respect to any GRB Loan, neither GRB nor any GRB Subsidiary has given to or received from any other Person, at any time since January 1, 2002, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date.  Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to GRB or any GRB Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20                            Insurance.  Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by GRB or any GRB Subsidiary on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 4.21                            Compliance with Environmental Laws.  Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving GRB or any GRB Subsidiary or any of their respective assets that are pending or, to the Knowledge of GRB, Threatened, nor to the Knowledge of GRB is there any factual basis for any of the foregoing, as a result of any asserted failure of GRB or any GRB Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”).  No environmental clearances or other governmental approvals are required for the conduct of the business of GRB or any GRB Subsidiary or the consummation of the Contemplated Transactions.  To the Knowledge of GRB, neither GRB nor any GRB Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.22                            Intellectual Property.  With respect to each item of Intellectual Property owned by GRB or any GRB Subsidiary, GRB or such GRB Subsidiary possesses all right, title and interest in and to the item subject to no valid liens, mortgages, security interests, encumbrances or other charges of any kind.  GRB and the GRB Subsidiaries own or license all of the Intellectual Property used in connection with their respective businesses.  With respect to each item of Intellectual Property that GRB or any GRB Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by any party thereto.  Neither GRB nor any GRB Subsidiary has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party, including any claims that GRB or such GRB Subsidiary must license or refrain from using any intellectual property rights of a third party.  Neither GRB nor any GRB Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of GRB or any GRB Subsidiary.

Section 4.23                            Regulatory Filings.  GRB and each GRB Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC, the OCC and the Secretary of State of the State of Illinois.  All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.24                            Fiduciary Accounts.  GRB and each GRB Subsidiary have each properly administered in all material respects all accounts for which any of them acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law.  Neither GRB nor any GRB Subsidiary, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.25                            Indemnification Claims.  To GRB’s Knowledge, no action or failure to take action by any director, officer, employee or agent of GRB or any GRB Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against GRB or any GRB Subsidiary under any Contract with, or the corporate indemnification provisions of, GRB or any GRB Subsidiary, or under any Legal Requirements.

Section 4.26                            Insider Interests.  Except as set forth on Schedule 4.26, no officer or director of GRB or any GRB Subsidiary, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with GRB or any GRB Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of GRB or any GRB Subsidiary.

Section 4.27                            Brokerage Commissions.  None of GRB, any GRB Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.28                            Approval Delays.  To the Knowledge of GRB, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed.  GR Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.29                            Code Sections 409A and 4999; Code Section 280G.  Except as set forth on Schedule 4.29, no payment that is owed or may become due to any director, officer, employee or agent of GRB or any GRB Subsidiary will be non-deductible to GRB or any GRB Subsidiary (or, following the Merger or the Bank Merger, the Surviving Entity or the resulting bank) or subject to Tax under Section 409A or Section 4999 of the Code, nor will GRB or any GRB Subsidiary  (or, following the Merger or the Bank Merger, the Surviving Entity or the resulting bank) be required to “gross up” or otherwise compensate any such person because of the imposition of any Tax or excise Tax on a payment to such person.  Except to the extent required under Section 601 et. seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.29, neither GRB nor any GRB Subsidiary provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.  To the extent that GRB, any GRB Subsidiary, the Surviving Entity or the resulting bank of the Bank Merger under any circumstances is subject to Tax under Section 409A or Section 4999 of the Code, or is required to “gross up” or otherwise compensate any person because of the imposition of any such Tax, the amount of any such obligation or lost deductions shall be considered an GRB Transactional Expense under this Agreement.  Code Section 280G is not applicable to GRB or any GRB Subsidiary, and no payment that is owed or may become due to any director, officer, employee or agent of GRB or any GRB Subsidiary will be non-deductible to GRB or any GRB Subsidiary (or, following the Merger or the Bank Merger, the Surviving Entity or the resulting bank) or subject to any Tax under Section 280G of the Code.

Section 4.30                            Investments.

(a)                                  Set forth on Schedule 4.30(a) is a complete and accurate list of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by GRB or any of its Subsidiaries (together with any securities hereafter acquired, the “Investment Securities”).  Schedule 4.30(a) shows, as of December 31, 2006, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, and the estimated cost and the estimated fair value of the marketable equity securities.

(b)                                 Except as set forth in Schedule 4.30(b), none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of GRB freely to dispose of such investment at any time.  With respect to all material repurchase agreements to which GRB or any GRB Subsidiary is a party, GRB or such GRB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                                  Neither GRB nor any GRB Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other Person has the right, either conditionally or absolutely, to require GRB or any GRB Subsidiary to repurchase or otherwise reacquire any such assets.

(d)                                 All Investment Securities that are classified as “held to maturity,” “available for sale” and “trading” held by GRB or any GRB Subsidiary have been classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of GRB’s management.

(e)                                  There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which GRB or any GRB Subsidiary is a party or by which any of its assets or properties may be bound.

Section 4.31                            ADA Compliance.  Neither GRB nor any GRB Subsidiary has received any written notice that any “alteration” (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, the “ADA”)) to the respective business properties and facilities of GRB and each GRB Subsidiary, including automated teller machines (collectively, the “GRB Facilities”) undertaken after January 26, 1992, are not in compliance in all material respects with the ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities (“ADAAG”).  Neither GRB nor any GRB Subsidiary has received any written notice of any Proceeding or complaint, formal or informal, pending or overtly Threatened against GRB or any GRB Subsidiary in connection with the GRB Facilities under ADA, ADAAG, or any other local, state or federal law concerning accessibility for individuals with disabilities.

Section 4.32                            Controls and Procedures.

(a)                                  GRB and each GRB Subsidiary has (i) designed and maintains disclosure controls and procedures to ensure that material information required to be disclosed by GRB or any GRB Subsidiary in the reports filed or submitted under the BHCA or the NBA is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect GRB’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in GRB’s internal control over financial reporting. GRB has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2005 through the date hereof, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date hereof.

(b)                                 GRB has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)                                  Since December 31, 2006, (i) neither GRB nor any GRB Subsidiary nor, to GRB’s Knowledge, any director, officer, employee, auditor, accountant or representative of GRB or any of GRB Subsidiaries has received any written complaint, allegation, assertion, or claim that GRB or any GRB Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing GRB or any GRB Subsidiary, whether or not employed by GRB or any GRB Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by GRB, any GRB Subsidiaries or any of their respective officers, director, employees or agents to any officer of GRB, the Board of Directors of GRB or any member or committee thereof.

Section 4.33                            GRB Transactional Expenses.  Schedule 4.33 sets forth GRB’s estimate of all GRB Transactional Expenses (the “Expense Estimate”).  The Expense Estimate was made by GRB in good faith, is accurate in all material respects and was prepared based on written estimates, where available, from every Person generating or otherwise giving rise to any portion of the GRB Transactional Expenses.

Section 4.34                            Disclosure.  Neither any representation nor warranty of GRB in, nor any GRB Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to GRB that the following are true and correct as of the

Agreement Date, and will be true and correct as of the Effective Date:

Section 5.1                                   Organization.  Each of Parent and MergerSub:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) has full power and authority, corporate and otherwise, and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.2                                   Authorization; Enforceability.

(a)                                  Each of Parent and MergerSub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by each of Parent and MergerSub, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of each of Parent and MergerSub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b)                                 Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of Parent or MergerSub:  (i) prohibits or restricts the ability or Parent or MergerSub to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject GRB to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.  The board of directors if each of Parent and MergerSub has unanimously approved the execution of, and performance by Parent and MergerSub, as applicable, of its obligations under, this Agreement.

Section 5.3                                   No Conflict.  Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of, Parent or MergerSub; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or MergerSub or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the FDIA, the NBA and the IBCA.  Except for the approvals referred to in Section 8.1, neither Parent nor MergerSub is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.4                                   Legal Proceedings; Orders.  There have been no Proceedings or Orders pending, entered into or, to the Knowledge of Parent, Threatened against, affecting or involving Parent or MergerSub or any of their respective assets or businesses, or the Contemplated Transactions, that would materially impair the ability or Parent or MergerSub to consummate any of the Contemplated Transactions, and there is no fact to Parent’s Knowledge that would provide a basis for any other Proceeding or Order involving Parent, MergerSub or any of their respective officers or directors in their capacities as such, or its assets, business or goodwill that would materially impair the ability or Parent or MergerSub to consummate any of the Contemplated Transactions.

Section 5.5                                   Brokerage Commissions.  Neither Parent nor any of its Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’

commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 5.6                                   Approval Delays.  To the Knowledge of Parent, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed.

Section 5.7                                   Disclosure.  Neither any representation nor warranty of Parent in, nor any Parent Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.8                                   Financial Resources.  Parent will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Merger Consideration and to perform its other obligations under this Agreement.

ARTICLE 6
GRB’S COVENANTS

Section 6.1                                   Access and Investigation.

(a)                                  Parent and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of GRB and each GRB Subsidiary in accordance with the provisions of this Section.  Parent and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of GRB and each GRB Subsidiary and of their respective financial and legal condition as Parent shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of GRB or any GRB Subsidiary.  Upon request, GRB and each GRB Subsidiary will furnish Parent or its Representatives, attorneys’ responses to auditors’ requests for information regarding GRB or such GRB Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Parent (provided, with respect to attorneys, such disclosure would not result in the waiver by GRB or any GRB Subsidiary of any claim of attorney-client privilege), and will permit Parent and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for GRB or such GRB Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Parent or its Representatives.  No investigation by Parent or any of its Representatives shall affect the representations and warranties made by GRB.  This Section shall not require the disclosure of any information the disclosure of which to Parent would be prohibited by any Legal Requirement.

(b)                                 GRB shall allow a representative of Parent to attend as an observer all meetings of the board of directors and committees of the board of directors of GRB and any GRB Subsidiary, including any meeting of the loan committee and asset liability management committee of GRB or any GRB Subsidiary.  GRB shall give reasonable notice to Parent of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  GRB shall provide to Parent all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of GRB or any GRB Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure.  It is understood by the parties that Parent’s representative will not have any voting rights with respect to matters discussed at these meetings and that Parent is not managing the business or affairs of GRB or any GRB Subsidiary.  All information obtained by Parent at these meetings shall be treated in confidence as provided in that certain Mutual Confidentiality Agreement dated September 14, 2007, between Parent and GRB (the “Confidentiality Agreement”).  Notwithstanding the foregoing, Parent shall not be permitted to attend any portion of a meeting and GRB shall not be required to provide Parent with any materials, in violation of applicable law or that relates to an Acquisition Transaction, except for information to be provided as required by Section 6.9, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

(c)           Any confidential information or trade secrets of Parent received by GRB, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

Section 6.2            Operation of GRB and GRB Subsidiaries.  Except with the prior written consent of Parent, between the Agreement Date and the Closing Date, GRB will, and will cause each GRB Subsidiary, to:

(a)           conduct its business only in the Ordinary Course of Business;

(b)           use its Best Efforts to preserve intact the current business organization of GRB and each GRB Subsidiary, keep available the services of the current officers, employees and agents of GRB and each GRB Subsidiary, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with GRB or any GRB Subsidiary;

(c)           confer with Parent concerning operational matters of a material nature;

(d)           enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in that connection, from the date hereof to the Closing Date, shall not:

(i)            enter into any new credit or new lending relationships in excess of $50,000 to any Person and such Person’s Borrowing Affiliate; or

(ii)           other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to any GRB Subsidiary which constitutes a non-performing loan or against any part of such indebtedness any GRB Subsidiary has established loss reserves or any part of which has been charged-off by any GRB Subsidiary;

provided, however, that GRB and GR Bank shall be permitted to make any loan that is otherwise prohibited by this subsection with the prior written consent of Parent, (2) if GRB has made a written request for permission to make an otherwise prohibited loan and has provided Parent with all information necessary for Parent to make an informed decision with respect to such request, and Parent has failed to respond to such request within two (2) Business Days after Parent’s receipt of such request and all such information; provided, further, however, that GRB and GR Bank shall be permitted to extend credit in excess of $50,000 and renew loans to those parties set forth in Schedule 6.2(d), provided that GRB or GR Bank notifies Parent prior to extending such credit or renewing any such loan;

(e)           consistent with past practice, maintain an allowance for possible loan and lease losses at an aggregate amount that is not less than 1.4% of the aggregate outstanding principal amount of GRB Loans at any time, and otherwise maintain reserves for possible loan, lease and other losses that are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days

(f)            maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g)           not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by any GRB Subsidiary of Federal Funds or the reinvestment of dividends paid on any securities owned by any GRB Subsidiary as of the date of this Agreement;

(h)           file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(i)            maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(j)            comply with all Legal Requirements and Contracts; and

(k)           report periodically or at Parent’s request to Parent concerning the status of the business, operations and finances of GRB and the GRB Subsidiaries.

Section 6.3            Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, GRB will not, and will cause each GRB Subsidiary not to, without the prior written consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur; provided, however, that immediately prior to the Effective Time, GR Bank and GRB each may pay a dividend to their respective shareholders in an aggregate amount not to exceed the excess of GRB’s Adjusted Shareholders’ Equity (as calculated on the Determination Date) over the Minimum Shareholders’ Equity; provided, further, however, that (i) GRB may exercise its option to purchase the Repurchase Shares in accordance with the Stock Option Agreements between GRB and each of Gerald R. Knudson, Richard D. Bacon and Gerald C. Johnson, each dated October 15, 2004 and (ii) GR Bank shall enter into the employment agreements with Gerald C. Johnson, Richard D. Bacon and Judy Chalfant in the forms attached hereto as Exhibits F-1, F-2 and F-3 (the “Employment Agreements”), respectively, immediately prior to the Closing.

Section 6.4            Subsequent GRB Financial Statements.  As soon as available after the date hereof, GRB will furnish Parent copies of the monthly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in shareholders’ equity, of GRB prepared for its internal use, and the Call Reports of any GRB Subsidiary for each quarterly or annual period completed after December 31, 2006, and all other financial reports or statements submitted after the date hereof by GRB or any GRB Subsidiary to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent GRB Financial Statements”).  Except as may be required by changes in GAAP effective after the date hereof, the Subsequent GRB Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented.  The Subsequent GRB Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent GRB Financial Statements misleading in any material respect.

Section 6.5            Title to Real Estate.  As soon as practical, but in no event later than sixty (60) days after the Agreement Date, GRB shall obtain at its own expense and deliver to Parent, with respect to all real estate owned by GRB or any GRB Subsidiary (excluding any “Other Real Estate Owned,” the “GRB Real Estate”), an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Parent, showing fee simple title in GRB or GR Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

Section 6.6            Surveys.  As soon as practical, but in no event later than sixty (60) days after the Agreement Date, GRB shall obtain at its own expense and deliver to Parent, a current ALTA survey of each parcel of GRB Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.7            Environmental Investigation.

(a)           Parent may, in its reasonable discretion, within forty-five (45) Business Days of the Agreement Date, request GRB to provide at Parent’s expense a Phase 1 environmental site assessment (the “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to Parent to determine if any GRB Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property.  If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then GRB shall promptly obtain, at Parent’s expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase 2 Report,” and collectively referred to with the Phase 1 Report, as the “Environmental Report”).  Parent shall have no duty to act for the benefit of GRB, any GRB Subsidiary or any other Person upon any information produced by the Environmental Report, but shall provide such information to GRB as soon as practicable after such information becomes available to Parent.

(b)           Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, Parent and GRB shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.”  If the Remediation Cost exceeds $50,000, Parent may, at its sole option, terminate this Agreement.  If the Remediation Cost is less than $50,000, such cost shall be taken into account when computing the Adjusted Shareholders’ Equity.

Section 6.8            Advice of Changes.  Between the Agreement Date and the Closing Date, GRB shall promptly notify Parent in writing if GRB or any GRB Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of GRB’s representations and warranties as of the Agreement Date, or if GRB or any GRB Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, GRB will promptly deliver to Parent a supplement to the Schedules specifying such change.  During the same period, GRB will promptly notify Parent of the occurrence of any Breach of any covenant of GRB in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.9            Other Offers.

(a)           Until such time, if any, as this Agreement is terminated pursuant to Article 11, GRB will not, and will cause each GRB Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Parent) relating to any Acquisition Transaction or a potential Acquisition Transaction involving GRB or any GRB Subsidiary.  Notwithstanding such foregoing restriction, GRB may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of GRB determines, in good faith, that the exercise of its fiduciary duties to GRB’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that GRB may not, in any event, provide to such third party any information which it has not provided to Parent.  GRB shall promptly notify Parent orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b)           “Acquisition Transaction” shall, with respect to GRB, mean any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either GRB or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of GRB; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either GRB or any Significant Subsidiary of GRB; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either GRB or any Significant Subsidiary of GRB; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of GRB; (v) a public proxy or consent solicitation made to GRB Shareholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of GRB; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to GRB or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.10         Voting Agreement.  Concurrently with the execution and delivery of this Agreement, GRB shall deliver to Parent a voting agreement in the form of Exhibit B, signed by each of the individuals set forth on Schedule 6.10.

Section 6.11         Shareholders’ Meetings.

(a)           GRB shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Agreement Date, but no later than sixty (60) days after the Agreement Date.  GRB shall send to its shareholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the GRB Proxy Statement, which shall include a copy of this Agreement and a copy of those portions of the IBCA governing the rights of dissenting shareholders that are required by the IBCA to be included with the special meeting notice.  GRB shall provide Parent with a reasonable opportunity to review and comment on the GRB Proxy Statement and shall not mail the GRB Proxy Statement without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).  GRB and its board of directors shall recommend to shareholders the approval of this Agreement and the Merger and shall solicit proxies voting only in favor thereof from the GRB Shareholders, and GRB and its board of directors shall not withdraw, modify or change, in any manner adverse to Parent, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Parent, such recommendation of this Agreement and the Merger; provided, however, that GRB shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of GRB determines, in good faith, that the exercise of its fiduciary duties to the GRB Shareholders under applicable law, as advised by its counsel, so requires.  For the avoidance of doubt, the parties acknowledge that the failure of GRB to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on GRB on a consolidated basis and on Parent’s rights under this Agreement.

(b)           GRB shall cause GR Bank to cause a meeting of GR Bank’s shareholders for the purpose of acting upon the Bank Merger Agreement to be held at the earliest practicable date after the Agreement Date, but no later than sixty (60) days after the Agreement Date.  GRB shall cause GR Bank to send to its shareholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Bank Proxy Statement, which shall include a copy of the Bank Merger Agreement and a copy of those portions of the NBA governing the rights of dissenting shareholders that are required by the NBA to be included with the special meeting notice.  GRB shall cause GR Bank to provide Parent with a reasonable opportunity to review and comment on the Bank Proxy Statement and shall cause the Bank not to mail the Bank Proxy Statement without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).  GRB shall cause the board of directors or GR Bank to recommend to GR Bank’s shareholders the approval of this the Bank Merger Agreement and the Bank Merger and shall solicit proxies voting only in favor thereof from the GR Bank Shareholders, and GRB cause GR Bank and GR Bank’s board of directors not to withdraw, modify or change, in any manner adverse to Parent, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Parent, such recommendation of the Bank Merger Agreement and the Bank Merger; provided, however, that GRB shall not be required to cause the board of directors of GR Bank to make the recommendation required by this Section, and shall permit it to withdraw, modify or change such recommendation, if the board of directors of GR Bank determines, in good faith, that the exercise of its fiduciary duties to the GR Bank Shareholders under applicable law, as advised by its counsel, so requires.  GRB agrees to vote its shares of GR Bank Common Stock in favor of the approval of the Bank Merger Agreement and the Bank Merger.  For the avoidance of doubt, the parties acknowledge that the failure of GRB to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on GRB on a consolidated basis and on Parent’s rights under this Agreement.

Section 6.12         Information Provided to Parent.  GRB agrees that the information concerning GRB or any GRB Subsidiary that is provided or to be provided by GRB to Parent for inclusion or that is included in the GRB Proxy Statement or Bank Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the GRB Proxy Statement and the Bank Proxy Statement, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the GRB Proxy Statement or the Bank Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of the GRB Shareholders or the GR Bank Shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the GRB Proxy Statement or the Bank Proxy Statement shall be mailed.  Notwithstanding the foregoing, GRB shall have no responsibility for the truth or accuracy of any information with respect to Parent or any of its Affiliates contained in the GRB Proxy Statement, the Bank Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.13         Amendment or Termination of Employee Benefit Plans.  To the extent permitted by applicable Legal Requirements, upon the written request of Parent, GRB shall take such action as may be necessary to amend or terminate any GRB Employee Benefit Plan of GRB or any GRB Subsidiary on or before the Closing on terms reasonably acceptable to Parent; provided, however, that none of GRB nor any GRB Subsidiary shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

Section 6.14         Data and Item Processing Agreements.  GRB agrees to consult with Parent prior to the entry by it or any GRB Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements.  GRB agrees to coordinate with Parent the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

Section 6.15         Tax Matters.  Neither GRB nor any GRB Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Parent.  GRB and each GRB Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Parent for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 6.16         Accounting and Other Adjustments.  Subject to applicable Legal Requirements, GRB agrees that it shall, and shall cause each GRB Subsidiary, to:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Parent, on a consolidated basis after the Effective Time, in any case as Parent shall reasonably request, provided, however, that neither GRB nor any GRB Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as GRB shall have received reasonable assurances that all conditions precedent to GRB’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

ARTICLE 7
PARENT’S COVENANTS

Section 7.1            Advice of Changes.  Between the Agreement Date and the Closing Date, Parent shall promptly notify GRB in writing if Parent becomes aware of any fact or condition that causes or constitutes a Breach of any of Parent’s representations and warranties as of the Agreement Date, or if Parent becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Parent will promptly notify GRB of the occurrence of any Breach of any covenant of Parent in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.2            Information Provided to GRB.  Parent agrees that none of the information concerning Parent that is provided or to be provided by Parent to GRB for inclusion or that is included in the GRB Proxy Statement, the Bank Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, with respect to the GRB Proxy Statement and the Bank Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Parent shall have no responsibility for the truth or accuracy of any information with respect to GRB or any GRB Subsidiary or any of their Affiliates contained in the GRB Proxy Statement, the Bank Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.3            Indemnification.  Except as may be limited by applicable Legal Requirements, Parent shall honor any of GRB’s obligations in respect of indemnification and advancement of expenses currently provided by GRB in its charter in favor of the current and former directors and officers of GRB or any GRB Subsidiary for not less than three (3) years from the Effective Time with respect to matters occurring prior to the Effective Time.

Section 7.4            Negative Covenants.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, Parent will not, without the prior written consent of GRB:

(a)           take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of Parent’s representations or warranties occurs, if such Breach would have a Material Adverse Effect on Parent on a consolidated basis; or

(b)           take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

Section 7.5            Employee Benefit Plans.  After the effective time of the consummation of the Bank Merger, Parent shall provide, or cause any Subsidiary of Parent to provide, to each employee of GR Bank as of the Effective Time (“GR Bank Employees”) the opportunity to participate in each employee benefit plan and program maintained by Parent or the Parent’s Subsidiaries for similarly situated employees (the “Parent Benefit Plans”); provided, however, that with respect to such Parent Benefit Plans, GR Bank Employees shall be given credit for service with GR Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further, that GR Bank Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Parent Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under any GRB Employee Benefit Plans; provided, further, that to the extent that the initial period of coverage for GR Bank Employees under any Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, GR Bank Employees shall be given credit under the applicable Parent Benefit Plans for any deductibles and co-insurance payments made by such GR Bank Employees under the GRB Employee Benefit Plans during the balance of such 12-month period of coverage; provided, further, that participation by GR Bank Employees in any Parent Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA shall commence and be effective January 1, 2009.  Nothing in the preceding sentence shall obligate Parent to provide or cause to be provided any benefits duplicative of those provided under any GRB Employee Benefit Plan that is continued.  Except as otherwise provided in this Agreement, the power of Parent or any Subsidiary of Parent to amend or terminate any benefit plan or program, including any GRB Employee Benefit Plan, shall not be altered or affected; provided, however, that any GRB Employee Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA shall not terminate unless and until GR Bank Employees are eligible to participate in any such plan maintained by Parent or any Subsidiary of Parent.  Moreover, this Agreement shall not confer upon any GR Bank Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Parent or any Subsidiary of Parent.

ARTICLE 8
COVENANTS OF ALL PARTIES

Section 8.1            Regulatory Approvals.  By no later than forty-five (45) days after the Agreement Date, Parent shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA; (b) the FDIC pursuant to the FDIA; (c) the OCC pursuant to the NBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions.  Parent shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions.  In advance of any filing made under this Section, GRB and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Parent agrees promptly to advise GRB and its counsel of, and share with them, any material communication received by Parent or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

Section 8.2            Necessary Approvals.  Parent and GRB agree that Parent will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions.  Each of Parent and GRB and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.3            Customer and Employee Relationships.  Each of Parent and GRB agrees that Parent and its respective Representatives may:

(a)           participate in meetings or discussions with officers and employees of GRB and Parent and their Subsidiaries in connection with employment opportunities with Parent after the Effective Time; and

(b)           contact Persons having dealings with GRB or Parent or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Parent after the Effective Time.

Section 8.4            Publicity.  Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to shareholders, customers, employees or any other Person with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

Section 8.5            Best Efforts; Cooperation.  Each of Parent and GRB agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible.  Neither Parent nor GRB will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the Agreement Date and the Closing Date, each of Parent and GRB will, and GRB will cause each GRB Subsidiary, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent to consummate the Contemplated Transactions and to take the other actions required to be taken by Parent at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

Section 9.1            Accuracy of Representations and Warranties.  All of the representations and warranties of GRB set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on GRB on a consolidated basis or on Parent’s rights under this Agreement.

Section 9.2            GRB’s Performance.  GRB shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on GRB or any GRB Subsidiary or on Parent’s rights under this Agreement.

Section 9.3            Documents Satisfactory.  All proceedings, corporate or other, to be taken by GRB in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Parent.

Section 9.4            Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the GRB Shareholders.

Section 9.5            No Proceedings.  Since the Agreement Date, there must not have been commenced or Threatened against GRB or any GRB Subsidiary any Proceeding:  (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on GRB or its shareholders or Parent’s rights under this Agreement.

Section 9.6            Absence of Material Adverse Changes.  From the Agreement Date to the

Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on GRB or any GRB Subsidiary.

Section 9.7            Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Parent, and all applicable waiting periods shall have expired.

Section 9.8            No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9            Dissenting Shares.  The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of outstanding GRB Shares.

Section 9.10         Allowance for Loan and Lease Losses.  Consistent with the methodology utilized by GRB in the Ordinary Course of Business, GRB shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) and that is no greater than 1.5% of the aggregate outstanding principal amount of GRB Loans at the Determination Date.

Section 9.11         GRB Capitalization.  At the Effective Time, the issued and outstanding capital stock of GRB shall consist exclusively of no more than 15,996 shares of GRB Common Stock; provided, however, that in the event that, prior to the Effective Time, GRB exercises its option to purchase the Repurchase Shares, such number of shares shall be reduced by the number of Repurchase Shares purchased by GRB.

Section 9.12         GRB Transaction Expenses.  Parent shall have received proof satisfactory to it that GRB has paid or fully accrued for as of the Determination Date all of the GRB Transaction Expenses.

Section 9.13         Minimum Shareholders’ Equity.  GRB’s Adjusted Shareholders’ Equity (as calculated on the Determination Date) shall not be less than $3,418,000 (the “Minimum Shareholders’ Equity”).

Section 9.14         Employment Agreements.  GRB shall have delivered to Parent fully executed copies of the Employment Agreements and the Employment Agreements shall be in full force and effect.

Section 9.15         Bank Merger.  All approvals necessary to consummate the Bank Merger shall have been obtained and shall be reasonably satisfactory to Parent, and all applicable waiting periods shall have expired, and Parent shall have the right and ability to consummate the Bank Merger immediately following the Effective Time.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF GRB

GRB’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by GRB at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by GRB, in whole or in part):

Section 10.1         Accuracy of Representations and Warranties.  All of the representations and warranties of Parent set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Parent on a consolidated basis or on GRB’s rights under this Agreement.

Section 10.2         Parent’s Performance.  Parent shall have performed or complied with all covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on GRB’s rights under this Agreement.

Section 10.3         Documents Satisfactory.  All proceedings, corporate or other, to be taken by Parent in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for GRB.

Section 10.4         Corporate Approval.  This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the GRB Shareholders.  The Bank Merger Agreement and the Bank Merger shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of GR Bank.

Section 10.5         No Proceedings.  Since the Agreement Date, there must not have been commenced or Threatened against Parent any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on GRB’s rights under this Agreement.

Section 10.6         Consents and Approvals.  Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to GRB, and all applicable waiting periods shall have expired.

Section 10.7         No Prohibitions.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

ARTICLE 11
TERMINATION

Section 11.1         Reasons for Termination and Abandonment.  This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)           by mutual consent of the boards of directors of Parent and GRB;

(b)           by Parent if:  (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement); and (ii) Parent has not waived such condition on or before the Closing Date;

(c)           by GRB if:  (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of GRB to comply with its obligations under this Agreement); and (ii) GRB has not waived such condition on or before the Closing Date;

(d)           by Parent in accordance with the provisions of Section 6.7;

(e)           by either Parent or GRB if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is nine (9) months after the Agreement Date, or such later date as the parties may agree (the “Termination Date”); or

(f)            by either Parent or GRB, if all applications for regulatory approvals required for the consummation of the Merger shall have been permanently withdrawn by Purchasers.

Section 11.2         Effect of Termination.  Except as provided in Section 11.3, Section 11.4 and Section 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, GRB or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 11.3, Section 11.4 and Section 11.5, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

Section 11.3         Expenses.  Except as provided below, all Expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.  “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

Section 11.4         GRB Termination Payment.

(a)           If this Agreement is terminated by:

(i)            Parent because:  (A) GRB committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of GRB’s representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or (B), such Breach is a result of the failure by Parent to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Parent on a consolidated basis or on GRB or any GRB Subsidiary (in each case described in clauses (A) or (B), a “GRB Breach Termination”); or

(ii)           Parent or GRB because the GRB Shareholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date or because the GR Bank Shareholders fail to approve the Bank Merger on or before the Termination Date (in each case described in clauses (i) and (ii) a “GRB Termination”);

and provided in the case of both clauses (i) and (ii), Parent is in material compliance with all of its material obligations under this Agreement, then GRB shall pay to Parent, upon its written demand, an amount equal to $300,000.

(b)           The sum payable by GRB under this Section shall constitute liquidated damages and Parent’s receipt thereof shall be Parent’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by GRB or failure by its shareholders to approve this Agreement.

Section 11.5         Parent Termination Payments.

(a)           If this Agreement is terminated by:

(i)            GRB because:  (A) Parent committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of Parent’s representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or (B), such Breach is a result of the failure by GRB to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect either on Parent on a consolidated basis or on GRB’s rights under this Agreement;

(ii)           (A) GRB under Section 11.1(e) solely because Parent failed to obtain all regulatory approvals required for the consummation of the Merger or (B) GRB or Parent under Section 11.1(f), unless, in either case of clauses (A) or (B), Parent can establish that the regulatory approvals shall not have been obtained or the applications for regulatory approvals were permanently withdrawn by Parent, as the case may be, for reasons primarily attributable to information pertaining to, or a fact or circumstance relating to, GRB, which were not disclosed to Parent in writing on or prior to the Agreement Date; or

(iii)          GRB under Section 11.1(e) solely as a result of a breach by Parent of its representation contained in Section 5.8;

and provided in the case of clauses (i), (ii) and (iii), GRB is in material compliance with all of its material obligations under this Agreement, then Parent shall pay to GRB, upon its written demand, an amount equal to $200,000.

(b)           The sum payable by Parent under this Section shall constitute liquidated damages and GRB’s receipt thereof shall be GRB’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Parent.

ARTICLE 12
MISCELLANEOUS

Section 12.1         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2         Assignments, Successors and No Third Party Rights.  None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.3         Waiver.  Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4         Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

                If to Parent, to:

                                West Suburban Bancorp, Inc.

                                2800 Finley Road

                                Downers Grove, IL  60515

                                Telephone:            (630) 652-2801

                                Telecopier:            (630) 495-2092

                                Attention:              Duane G. Debs

                with copies to:

                                Barack Ferrazzano Kirschbaum & Nagelberg LLP

                                200 West Madison Street, Suite 3900

                                Chicago, Illinois  60606

                                Telephone:            (312) 984-3100

                                Telecopier:            (312) 984-3150

                                Attention:              Edwin S. del Hierro, Esq.

                If to GRB, to:

                                G.R. Bancorp, Ltd.

                                105 West Main Street

                                P.O. Box 97

                                Grand Ridge, Illinois

                                Telephone:            (815) 249-6414

                                Telecopier:            (815) 249-5210

                                Attention:              Michael White

                with copies to:

                                Howard & Howard Attorneys PC

                                One Technology Plaza, Suite 600

                                211 Fulton Street

                                Peoria, Illinois 61602-1350

                                Telephone:            (309) 672-1483

                                Telecopier:            (309) 672-1568

                                Attention:              Theodore L. Eissfeldt

or to such other Person or place as GRB shall furnish to Parent or Parent shall furnish to GRB in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 12.5         Entire Agreement.  This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.6         Modification.  This Agreement may not be amended except by a written agreement signed by each of GRB and Parent.  Without limiting the foregoing, GRB and Parent may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the GRB Shareholders shall affect the rights of GRB’s shareholders in any manner that is materially adverse to such Persons.

Section 12.7         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.8         Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.9         Survival.  The representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 12.10       Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.  The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

Section 12.11       Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of DuPage or County of Cook or, if it has or can acquire jurisdiction, in the United States District Court serving the County of County of DuPage or County of Cook, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

[This Space Left Intentionally Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

G.R. BANCORP, LTD.

By:	/s/ Michael White
Name: Michael White
Title: President

WEST SUBURBAN BANCORP, INC.

By:	/s/ Duane Debs
Name: Duane Debs
Title: President

WSBI ACQUISITION CORPORATION

By:	/s/ Duane Debs
Name: Duane Debs
Title: President

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